EXHIBIT 2.3


                            STOCK PURCHASE AGREEMENT


             STOCK PURCHASE AGREEMENT, dated as of April 28, 1995 (the "Agreement"), by and among CAPITAL ACQUISITION CORP., a Nebraska corporation ("Buyer"), NEBWEST CELLULAR, INC., a Nebraska corporation ("Company"), the shareholders of Company identified on the signature page hereof (each a "Shareholder," and collectively "Shareholders"), and LINCOLN TELECOMMUNICATIONS COMPANY, a Nebraska corporation ("LTEC").

             WHEREAS, Shareholders own all the issued and outstanding shares of capital stock of Company ("Shares");

             WHEREAS, Buyer desires to purchase the Shares from Shareholders and Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth; and

             WHEREAS, Shareholders wish to designate the Shareholders' Agents (as hereinafter defined) as their agents and attorneys-in-fact with the authority to act on their behalf in connection with certain matters relating to the sale of the Shares to Buyer.

             NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                          Purchase and Sale of Shares

     Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Shareholders shall sell to Buyer and Buyer shall purchase from Shareholders all the Shares.

                                   ARTICLE II

                                 Purchase Price

     2.1. Purchase Price. The purchase price (the "Purchase Price") payable for the Shares shall be the sum of Thirty-nine Million Five Hundred Twenty-two Thousand Seven Hundred Forty Dollars ($39,522,740), or $3.107509 per Share (rounded to six decimal places). The Purchase Price is based upon a price of $20 per share for the 1,976,137 shares of common stock of Nebraska Cellular Telephone Corporation, a Nebraska corporation ("NCTC") owned by the Company ("NCTC Shares"). If LTEC, Buyer or any affiliate of LTEC or Buyer agrees to pay total consideration valued in excess of $20 per share for any NCTC common stock ("NCTC Common Stock") pursuant to an amendment to the Agreement and Plan of Reorganization, dated as of March 21, 1995 ("Reorganization Agreement") by and among LTEC, Buyer and NCTC, then the Purchase Price shall be adjusted to a cash amount equal to the value of the total consideration the Shareholders would have received had the NCTC Shares been exchanged in the Merger (as defined in the Reorganization Agreement); provided, however, that in determining the amount of such total consideration, the value of any LTEC Common Stock comprising such total consideration shall be calculated based upon the last reported closing price of LTEC Common Stock, $.25 par value, on the Nasdaq National Market on the business day immediately preceding the date of such amendment, and the tax consequences of the Merger shall not be taken into account.

     2.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

          2.2.(a)     Cash to Shareholders.  At the Closing, Buyer shall
     deliver in cash, pro rata to each Shareholder in proportion to their ownership of the Shares, the Purchase Price.

          2.2.(b)     Method of Payment.  All payments under this Section 2.2
     shall be made in the form of certified or bank cashier's check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.


                                   ARTICLE III

         Joint and Several Representations and Warranties of Company and Shareholders

     Company and Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein; provided, however, that any indemnification obligation relating to such representations and warranties shall be limited as provided in Section 8.7. Regardless of the foregoing, the representations and warranties set forth in Sections 3.2 and 3.3 with respect to each Shareholder are made severally by each Shareholder, with respect to such Shareholder only.

     3.1. Corporate.

          3.1.(a)     Organization.  Company is a corporation duly organized,
     validly existing and in good standing under the laws of the State of Nebraska.

          3.1.(b)     Corporate Power.  Company has all requisite corporate
     power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

          3.1.(c)     Qualification.  Company is not licensed or qualified to
     do business as a foreign corporation in any jurisdiction other than Colorado.

          3.1.(d)     Subsidiaries.  Except for the NCTC Shares, Company does
     not own any interest in any corporation, partnership or other entity.

          3.1.(e)     Corporate Documents, etc.  The copies of the Articles
     of Incorporation and By-Laws of the Company, including any amendments thereto, which have been delivered by Shareholders to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company which have been furnished to Buyer for inspection are true, correct and complete and accurately reflect all material corporate action taken by the Company. The directors and officers of the Company are listed in
     Schedule 3.1.(e).

          3.1.(f)     Capitalization of the Company.  The authorized capital
     stock of the Company consists entirely of 20,000,000 shares of common stock, par value $.001 per share ("Common Stock"). No shares of such Common Stock are issued or outstanding except for 12,718,462 shares of Common Stock which are owned of record and beneficially by Shareholders in the respective numbers set forth in Schedule 3.1.(f). All such shares of Common Stock of the Company are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of the Company's capital stock or other securities,
     (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights, except for the Shareholders' Agreement dated September 22, 1992 among the Company and the Shareholders (the "1992 Agreement").

     3.2. Shareholders.

          3.2.(a)     Power.  Each Shareholder has full power, legal right
     and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby.

          3.2.(b)     Authorization.  The execution and delivery of this
     Agreement and the Ancillary Instruments, and full performance thereunder, have been duly authorized by all necessary corporate action on the part of each Shareholder, and no other or further corporate act on the part of any such Shareholder is necessary therefor.

          3.2.(c)     Validity.  This Agreement has been duly and validly
     executed and delivered by each Shareholder and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          3.2.(d)     Title.  Except as set forth in Schedule 3.2(d), each
     Shareholder has good and marketable title to the Shares to be sold by such Shareholder hereunder, free and clear of all Liens (as defined in Section 3.10) including, without limitation, voting trusts or agreements, proxies, marital or community property interests. At the Closing Buyer will receive good and marketable title to the Shares to be sold by each Shareholder hereunder, free and clear of all Liens, including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

          3.2.(e)     Prior Purchases of Shares.  Except as set forth in
     Schedule 3.2(e), each Shareholder acquired all its Shares directly from the Company. With respect to any Shares identified in Schedule 3.2(e), such Shares were obtained in transactions in which the Shareholder or Shareholders party thereto complied in all respects with any and all statutes, laws, rules or regulations (including any rule of common law or equity) of any governmental body or court, whether federal or state, applicable to such Shareholder or Shareholders.

     3.3. No Violation. Neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Company and Shareholders of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any applicable requirements of the Federal Communications Act, will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (including, but not limited to, the Shares) under, any term or provision of the Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of its or their assets or properties may be bound or affected, except for certain restrictions contained in the 1992 Agreement. The consummation by Company and Shareholders of the transactions contemplated in this Agreement and the Ancillary Documents will not violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (including, but not limited to, the Shares) under, any term or provision of the Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of its or their assets or properties may be bound or affected.

     3.4. Financial Statements. Included as Schedule 3.4 are true and complete copies of the financial statements of Company consisting of (i) balance sheets of Company as of September 30, 1994, 1993, and 1992, and the related statements of income for the years then ended and (ii) a balance sheet of the Company as of December 31, 1994. All of such financial statements are true, complete and accurate, in all material respects (it being understood that the amounts reflected as property and equipment represent an arbitrary allocation of cost to certain NCTC licenses), have been prepared in accordance with the books and records of Company, and fairly present the assets, liabilities and financial position and the results of operations of Company as of the dates and for the periods indicated.

     3.5. Tax Matters.

          3.5.(a)     Tax Returns Filed.  All federal, state, foreign,
     county, local and other tax returns required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by Company for each of its five most recent fiscal years have been delivered to Buyer. Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the directors and officers of Company.

          3.5.(b)     Tax Audits.  The federal and state income tax returns
     of Company have not been audited by the Internal Revenue Service and appropriate state taxing authorities. Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

          3.5.(c)     Other.  Since January 1, 1990 Company has not (i) filed
     any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling,
     (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred),
     (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. The Company is not a "United States real property holding company" within the meaning of Section 897 of the Code.

     3.6. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.6, since September 30, 1994 there has not been:

          3.6.(a)     No Adverse Change.  Any adverse change in the financial
     condition, assets, liabilities, business, prospects or operations of Company;

          3.6.(b)     No Damage.  Any loss, damage or destruction, whether
     covered by insurance or not, affecting Company's business or properties;

          3.6.(c)     No Increase in Compensation.  Any increase in the
     compensation, salaries or wages payable or to become payable to any director or officer of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

          3.6.(d)     No Commitments.  Any commitment or transaction by
     Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

          3.6.(e)     No Dividends.  Any declaration, setting aside, or
     payment of any dividend or any other distribution in respect of Company's capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder;

          3.6.(f)     No Disposition of Property.  Any sale, lease or other
     transfer or disposition of any properties or assets of Company;

          3.6.(g)     No Indebtedness.  Any indebtedness for borrowed money
     incurred, assumed or guaranteed by Company;

          3.6.(h)     No Liens.  Any mortgage, pledge, lien or encumbrance
     made on any of the properties or assets of Company;

          3.6.(i)     No Amendment of Contracts.  Any entering into,
     amendment or termination by Company of any contract, or any waiver of material rights thereunder;

          3.6.(j)     Loans and Advances.  Any loan or advance to any person
     including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include all Shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market); or

          3.6.(k)     No Unusual Events.  Any other event or condition not in
     the ordinary course of business of Company.

     3.7. Absence of Undisclosed Liabilities. Except for certain indebtedness to CommNet Cellular, Inc. ("CommNet") set forth in Schedule 3.6, Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise). Except as disclosed in this Section 3.7, neither Company nor any Shareholder has knowledge of any basis for the assertion against Company of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities.

     3.8. No Litigation. There is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation") pending or threatened against Company, its directors (in such capacity), its business or any of its assets, nor does Company or any Shareholder know, or have grounds to know, of any basis for any Litigation. Neither Company nor its business or assets is subject to any Order of any Government Entity.

     3.9. Compliance With Laws and Orders.

          3.9.(a)     Compliance.  Company (including each and all of its
     operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete in all material respects when filed.

          3.9.(b)     Licenses and Permits.  Company has all licenses,
     permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted). All such licenses, permits, approvals, authorizations and consents are described in Schedule 3.9.(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

          3.9.(c)     Environmental Matters.  The applicable Laws relating to
     pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 3.9, Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. There is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. There are no past or present (or, to the best of Company's and the Shareholders' knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

     3.10.     Title to Properties.

          3.10.(a)    Marketable Title.  Company has good and marketable
     title to all of Company's assets, business and properties, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens"). None of Company's assets, business or properties are subject to any restrictions with respect to the transferability thereof; and the Company's title thereto will not be affected in any way by the transactions contemplated hereby.

          3.10.(b)    Real Property.  Company does not own, lease or use, and
     has never owned, leased or used, any real property or structure.

     3.11.     Contracts and Commitments.

          3.11.(a)    Personal Property Leases.  Company has no leases of
     personal property.

          3.11.(b)    Purchase Commitments.  Company has no purchase
     commitments.

          3.11.(c)    Sales Commitments.  Company has no sales contracts or
     commitments to customers or distributors.

          3.11.(d)    Contracts With Affiliates and Certain Others.  Except
     as set forth in Schedule 3.11(d), Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor, dealer or franchisee.

          3.11.(e)    Powers of Attorney.  The Company has not given a power
     of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

          3.11.(f)    Loan Agreements.  Except with respect to certain
     indebtedness to CommNet set forth in Schedule 3.6, Company is not obligated under any loan agreement, promissory note, letter of credit,

     or other evidence of indebtedness as a signatory, guarantor or otherwise.

          3.11.(g)    Guarantees.  Company has not guaranteed the payment or
     performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

          3.11.(h)    No Default.  Company is not in default under any lease,
     contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. No third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

     3.12. Employee Matters. Company does not have, and has never had, any employees.

     3.13. Employee Benefit Plans. Company does not have and is not obligated under, and has never had or been obligated under, any pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation or sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).

     3.14. No Brokers or Finders. Neither Company nor any of its directors, officers, Shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     3.15. Disclosure. No representation or warranty by Company and/or the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company or Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Company and/or Shareholders shall be deemed representations and warranties by the Company and the Shareholders, except that such information furnished by a Shareholder with respect to such Shareholder shall be deemed a representation and warranty only by such Shareholder.


                                   ARTICLE IV

                     Representations and Warranties of Buyer

     Buyer makes the following representations and warranties to the Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Shareholders or any notice to Shareholders, and shall survive the Closing of the transactions provided for herein.

     4.1. Corporate.

          4.1.(a)     Organization.  Buyer is a corporation duly organized,
     validly existing and in good standing under the laws of the State of Nebraska.

          4.1.(b)     Corporate Power.  Buyer has all requisite corporate
     power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

     4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     4.3. No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     4.4. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

                                    ARTICLE V

                                   Covenants

     5.1. General Releases. At the Closing, each Shareholder shall deliver general releases to Buyer, in form and substance satisfactory to Buyer and its counsel, releasing Company and the directors, officers and agents of Company from all claims to the Closing Date. Such releases shall also contain waivers of any right of contribution or other recourse against Company with respect to representations, warranties or covenants made herein by Company.

     5.2. HSR Act and Federal Communications Act Filings. Each party shall, in cooperation with the other parties, file or cause to be filed any reports or notifications that may be required to be filed by it under (i) the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and (ii) the Federal Communications Act with the Federal Communications Commission, and shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the federal Department of Justice, the Federal Communications Commission or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, the Shareholders and the Company shall consult with Buyer.

     5.3. Access to Information and Records. During the period prior to the Closing, Shareholders shall cause Company to give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of Company for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company as Buyer may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) with the prior consent of Company in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Company.

     5.4. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by Buyer, Company covenants as follows, and Shareholders shall cause each of the following to occur:

          5.4.(a)     No Changes.  Company will carry on its business
     diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

          5.4.(b)     Maintain Organization.  Company will take such action
     as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company and will use its best efforts to preserve the business organization of Company intact, to keep available to Company the present officers.

          5.4.(c)     No Breach.  Company and Shareholders will not do or
     omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Company and/or the Shareholders herein, or which would have required disclosure on
     Schedule 3.6 had it occurred after September 30, 1994 and prior to the date of this Agreement.

          5.4.(d)     No Material Contracts.  No contract or commitment will
     be entered into, and no purchase of supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company.

          5.4.(e)     No Corporate Changes.  Company shall not amend its
     Articles of Incorporation or By-Laws or make any changes in its authorized capital stock or issue any capital stock.

          5.4.(f)     No Negotiations.  Neither Company nor any Shareholder
     will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct negotiations with any other party or enter into any agreement with any other party concerning the sale of Company, Company's assets or business or any part thereof or any equity securities of Company (an "acquisition proposal"), and Company and Shareholders shall immediately advise Buyer of the receipt of any acquisition proposal.

          5.4.(g)     No Transfer of Shares.  No Shareholder shall transfer
     or attempt to transfer any of the Shares except to Buyer pursuant hereto; and Company shall refuse to accept any certificates for Shares to be transferred or otherwise to allow such transfers to occur upon its books.

          5.4.(h)     No Transfer of Assets.  Company shall not transfer any
     of its assets, including but not limited to the NCTC Shares.

     5.5. Consents. Company and Shareholders will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

     5.6. Other Action. Company and Shareholders shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

     5.7. Disclosure Schedule. Shareholders and Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

                                   ARTICLE VI

                   Conditions Precedent to Buyer's Obligations

     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

     6.1. Representations and Warranties True of the Closing Date. Each of the representations and warranties made by Shareholders and Company in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Shareholders or Company pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

     6.2. Compliance With Agreement. Shareholders and Company shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.1.

     6.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

     6.4. Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing.

     6.5. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

     6.6. Release of Liens. All Liens identified in Schedule 3.2.(d) shall have been released.

     6.7. Termination of 1992 Agreement and Management Agreement. The 1992 Agreement and the Management Agreement dated as of December 5, 1991 between the Company and Cellular, Inc. shall each have been terminated in accordance with their terms.

     6.8. Repayment of CommNet Debt. All indebtedness of the Company, including all indebtedness to CommNet set forth in Schedule 3.6 or incurred after the date hereof, shall have been repaid in full.

     6.9. Reorganization Agreement. All conditions to the closing of the transactions contemplated by the Reorganization Agreement shall have been satisfied or waived.


                                   ARTICLE VII

                Conditions Precedent to Shareholders' Obligations

     Each and every obligation of Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

     7.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

     7.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.2.

     7.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

     7.4. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

     7.5. FCA Consents and Approvals. Any approvals, consents and waivers required under the Federal Communications Act to consummate the transactions provided for herein shall have been obtained.

     7.6. Reorganization Agreement. All conditions to the closing of the transactions contemplated by the Reorganization Agreement shall have been satisfied or waived and LTEC shall have advised the Company that such transactions will be closed promptly following the purchase of the Shares pursuant to this Agreement.


                                  ARTICLE VIII

                                Indemnification

     8.1. By Shareholders.  Subject to the terms and conditions of this
   Article VIII, each Shareholder, jointly and severally, hereby agrees to indemnify, defend and hold harmless LTEC, Buyer, Buyer's directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates") and the Company from and against all Claims asserted against, resulting to, imposed upon, or incurred by LTEC, Buyer, Buyer's Affiliates or the Company, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any Shareholder or Company contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material" for purpose of Section 6.1), or (b) the breach of any covenant of any Shareholder or the Company contained in this Agreement. Regardless of the foregoing, however, breaches of the representations and warranties made by each Shareholder and contained in Sections 3.2 and 3.3 hereof shall be subject only to several indemnification by the respective Shareholders who shall have made and breached such representations and warranties. As used in this Article VIII, the term "Claim" shall include
   (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

     8.2. By Buyer. Subject to the terms and conditions of this Article VIII, Buyer hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material" for purposes of Section 7.1), or (b) the breach of any covenant of Buyer contained in this Agreement.

     8.3. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article VIII with respect to Claims relating to third parties shall be subject to the following terms and conditions:

          8.3.(a)     Notice and Defense.  The party or parties to be
     indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. In all matters concerning the Shareholders by virtue of joint and several liability, the Shareholders' Agents shall give and receive notice and otherwise act in all respects on their behalf. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article VIII, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

          8.3.(b)     Failure to Defend.  If the Indemnifying Party, within a
     reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

          8.3.(c)     Indemnified Party's Rights.  Anything in this Section
     8.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend or reasonably compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

     8.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article VIII, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party and delivering a notice of such set-off to the Indemnifying Party (a "Set-Off Notice"). To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article VIII that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

     8.5. Indemnification for Environmental Matters. Without limiting the generality of the foregoing, each Shareholder, jointly and severally, agrees to indemnify, reimburse, hold harmless and defend LTEC, Buyer, Buyer's Affiliates and Company for, from, and against all Claims asserted against, imposed on, or incurred by any such person, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (A) is related in any way to Company's or any previous owner's or operator's ownership, operation of their business or occupancy of any real property owned or used by Company, and (B) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date.

     8.6. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material" for purposes of Section 10.2.

     8.7. Limitations on Indemnification. The following limitations on indemnification shall apply as to time and amount:

          8.7.(a)     Time Limitation.  No claim or action shall be brought
     under this Article VIII for breach of a representation or warranty after a lapse of four (4) years following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

               (i) There shall be no time limitation on claims or actions brought for any willful breach of any representation or warranty or any breach of any representation or warranty made by Shareholders or Company in or pursuant to Sections 3.2(d), 3.5 and 3.9.(c) and Shareholders hereby waive, but only with respect to Buyer, all applicable statutory limitation periods with respect thereto.

               (ii) Any claim or right to set-off against any claim made by a party hereunder by delivering a Set-Off Notice or filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

               (iii) If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one (1) representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one (1) claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

          8.7.(b)     Amount Limitation.  The amount paid by any Shareholder
     pursuant to the indemnification provisions of this Article VIII shall not exceed in the aggregate the portion of the Purchase Price payable to such Shareholder pursuant to Section 2.2.

                                   ARTICLE IX

                                    Closing

     The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner, One IBM Plaza, 330 North Wabash Avenue, Suite 3300, Chicago, Illinois 60611, on the first business day immediately following the date on which the last of the conditions set forth in Articles VI and VII are fulfilled or waived or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

     9.1. Documents to be Delivered by Company and Shareholders. At the Closing, Company and Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

          9.1.(a)     Stock Certificate(s).  A stock certificate or
     certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

          9.1.(b)     Compliance Certificate.  A certificate signed by
     Company and each Shareholder that each of the representations and warranties made by Shareholders and the Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company and Shareholders have performed and complied with all of Company's and Shareholders' obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

          9.1.(c)     Opinions of Counsel.  A written opinion of McGrath,
     North, Mullin & Kratz, P.C., counsel to Company and a written opinion of counsel to each Shareholder, dated as of the Closing Date, each addressed to Buyer, substantially in the form provided for in Exhibit A hereto.

          9.1.(d)     Certified Resolutions.  Certified copies of the
     resolutions of the Board of Directors of Company, and of each Shareholder which is a corporation, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          9.1.(e)     Articles; By-Laws.  A copy of the By-Laws of Company
     certified by the secretary of Company, and a copy of the Articles of Incorporation of Company certified by the Secretary of State of the State of Nebraska.

          9.1.(f)     Incumbency Certificate.  Incumbency certificates
     relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

          9.1.(g)     General Releases.  The General Releases referred to in
     Section 5.1, duly executed by the persons referred to in such Section.

          9.1.(h)     Resignations.  The resignations of each officer, and
     each director of the Company, effective as of the Closing Date and in form satisfactory to Buyer's counsel.

          9.1.(i)     Release of Liens.  Evidence satisfactory to Buyer of
     the release of all Liens identified in Schedule 3.2.(d).

          9.1.(j)     Termination of 1992 Agreement.  Evidence satisfactory
     to Buyer of the termination of the 1992 Agreement.

          9.1.(k)     Repayment of CommNet Debt.  Evidence satisfactory to
     Buyer of the repayment in full of, and the acknowledgment by CommNet of the repayment of, all indebtedness to CommNet.

          9.1.(l)     Other Documents.  All other documents, instruments or
     writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

     9.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form:

          9.2.(a)     Cash Purchase Price.  To Shareholders, certified or
     bank cashier's checks (or wire transfer) as required by Section 2.2 hereof.

          9.2.(b)     Compliance Certificate.  A certificate signed by the
     chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company and Shareholders), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

          9.2.(c)     Certified Resolutions.  A certified copy of the
     resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          9.2.(d)     Incumbency Certificate.  Incumbency certificates
     relating to each person executing any document executed and delivered to Company or Shareholders by Buyer pursuant to the terms hereof.

          9.2.(e)     Other Documents.  All other documents, instruments or
     writings required to be delivered to Company and Shareholders at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company and Shareholder's Agents may reasonably request.


                                    ARTICLE X

                                   Termination

     10.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
   Closing:

          10.1.(a)    by mutual written agreement of Buyer and Shareholders'
     Agents;

          10.1.(b)    by either Buyer or Shareholders' Agents if the Closing
     shall not have occurred on or before November 30, 1995 provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date; or

          10.1.(c)    by either Buyer or Shareholders' Agents upon
     termination of the Reorganization Agreement.

     10.2.     Termination for Breach.

          10.2.(a)    Termination by Buyer.  If (i) there has been a material
     violation or breach by any Shareholder or Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) Company, Shareholders' Agents or any Shareholder shall have attempted to terminate this Agreement under this
     Article X or otherwise without grounds to do so, then Buyer may, by written notice to Shareholders' Agents at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
     Section 10.2.(c) hereof.

          10.2.(b)    Termination by Shareholders' Agents.  If (i) there has
     been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Shareholders' Agents, or (ii) there has been a failure of satisfaction of a condition to the obligations of Shareholders which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article X or otherwise without grounds to do so, then Shareholders' Agents may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2.(c) hereof.

          10.2.(c)    Effect of Termination.  Termination of this Agreement
     pursuant to this Section 10.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation; provided, however, that any termination based upon the breach of any representation and warranty made by any Shareholder and contained in Sections 3.2 and 3.3 hereof shall be subject to only several indemnification by the Shareholder or Shareholders who made and breached such representation and warranty. Subject to the foregoing, the parties' obligations under Section 11.7.(a) of this Agreement shall survive termination.


                                   ARTICLE XI

                                 Miscellaneous

     11.1. Disclosure Schedule. The Schedules have been compiled (the "Disclosure Schedule") and delivered to Buyer by or on behalf of Shareholders on the date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language in the Disclosure Schedule shall be disregarded and be of no force or effect.

     11.2. Further Assurance. From time to time, at Buyer's request and without further consideration, Company and Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     11.3. Public Statements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Shareholders shall be subject to the prior approval of Buyer (which shall not be unreasonably withheld), except for disclosures or public announcements which are required by Law, in which case prior notice of such disclosure or announcement shall be provided to Buyer and LTEC.

     11.4.     Assignment; Parties in Interest.

          11.4.(a)    Assignment.  Except as expressly provided herein, the
     rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer or LTEC or one or more subsidiaries of LTEC to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of the obligations of Buyer to Shareholders hereunder.

          11.4.(b)    Parties in Interest.  This Agreement shall be binding
     upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

     11.5. Amendment and Modification. Buyer, Company and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer, Company and Shareholders' Agents; provided, however, that Buyer may, in Buyer's discretion, require the execution of any amendment by all the Shareholders personally.

     11.6. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

          (a)  If to Buyer, to:

               Capital Acquisition Corp.
               c/o Lincoln Telecommunications Company
               1440 M Street
               Lincoln, Nebraska  68508
               Attention:  Frank H. Hilsabeck
               Facsimile:  (402) 475-9195

               (with a copy to)

               Foley & Lardner
               777 East Wisconsin Avenue
               Milwaukee, Wisconsin  53202
               Attention:  Benjamin F. Garmer, III, Esq.
               Facsimile:  (414) 297-4900

   or to such other person or address as Buyer shall furnish to Shareholders' Agents in writing.

          (b)  If to Shareholders, to Shareholders' Agents:

               Curtis Telephone Co.
               P.O. Box 8
               Curtis, Nebraska  69025
               Attention:  Edward Cole
               Facsimile:  (308) 367-5556

               and

               CommNet Cellular, Inc.
               5990 Greenwood Plaza Blvd.
               Suite 300
               Englewood, Colorado  30111
               Attention:  Thomas D. Flaherty
               Facsimile:  (303) 694-5590

               (with a copy to)

               David L. Hefflinger
               McGrath, North, Mullin & Kratz, P.C.
               One Central Park Plaza, Suite 1400
               222 South Fifteenth Street
               Omaha, Nebraska  68102
               Facsimile:  (402) 341-0216

          (c)  If to Company, to:

               Nebwest Cellular, Inc.
               c/o CommNet Cellular, Inc.
               5990 Greenwood Plaza Blvd.
               Englewood, Colorado  30111
               Attention:  Thomas D. Flaherty
               Facsimile:  (303) 694-5590

               (with a copy to)

               David L. Hefflinger
               McGrath, North, Mullin & Kratz, P.C.
               One Central Park Plaza, Suite 1400
               222 South Fifteenth Street
               Omaha, Nebraska  68102
               Facsimile:  (402) 341-0216

   In addition, any notice to Company given prior to Closing shall also be given in the same manner to Shareholders' Agents; and any notice to Company given after Closing shall also be given in the same manner to Buyer.

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to Shareholders' Agents shall constitute delivery to all Shareholders. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     11.7. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

          11.7.(a)    Expenses to be Paid by Shareholders.  Shareholders
     shall pay, and shall indemnify, defend and hold Buyer and Company harmless from and against, each of the following:

               (i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

               (ii) HSR Act and Federal Communications Act Fees. All filing fees associated with any filing required to be made under the HSR Act or the Federal Communications Act with respect to the transactions contemplated by this Agreement; provided, however, that Shareholders shall not be required to pay any filing fees in connection with the Reorganization Agreement.

               (iii) Professional Fees. All fees and expenses of their own and Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

          11.7.(b)    Other.  Except as otherwise provided herein, each of
     the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

          11.7.(c)    Costs of Litigation.  To the extent provided under
     applicable law, the parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

     11.8. Proxy. Company, at the request and direction of each Shareholder as evidenced by each such Shareholder's execution of this Agreement, and in consideration of the representations, warranties, covenants, agreements and payments to be made to Company and Shareholders hereunder, hereby irrevocably nominates and appoints Frank H. Hilsabeck and James M. Strand and each of them, or his or their substitutes (the "Proxy") as its attorney and proxy to vote any and all NCTC Shares in any manner as may be determined by the Proxy in his sole and absolute discretion, at any meeting of stockholders of NCTC and any adjournment thereof, held, in whole or in part, for the purpose of considering and voting upon the Reorganization Agreement and the transactions provided for therein (a "Meeting") and hereby waives any and all right to receive notice of such Meeting; provided, however, that such nominations and appointments and the foregoing proxies shall only apply to matters relating to the consideration and vote upon the Reorganization Agreement and the transactions provided for therein occurring at the Meeting, and shall not apply to any other matters considered at the Meeting. Company and Shareholders hereby expressly acknowledge that the foregoing irrevocable proxies are coupled with an interest and agree that such irrevocable proxies shall remain in full force and effect until the vote upon the Reorganization Agreement and the transactions provided for therein is completed. In the event that the irrevocable proxies granted herein are found, for any reason, to be unenforceable or in the event that the Proxy is prevented from voting the NCTC Shares subject to the irrevocable proxies by reason of any judicial or administrative order or otherwise, Company hereby agrees to take any and all actions required by Buyer in order to vote all of the NCTC Shares at the Meeting with respect to matters related to the consideration and vote upon the Reorganization Agreement and the transactions contemplated thereby in the manner that the Proxy shall designate, and, in such a case, Company shall forthwith execute a written ballot or proxy to the same effect as advised by the Proxy.

     11.9.     Shareholders' Agents; Power of Attorney.

          11.9.(a)    Shareholders' Agents.  The Shareholders hereby appoint
     and constitute CommNet and Curtis Telephone Co. ("Curtis"), jointly, as Shareholders' Agents hereunder, to exercise certain powers on behalf of Shareholders as set forth in this Agreement; and CommNet and Curtis hereby accept such appointments. In the event of the death, resignation or inability to act of either Shareholders' Agent, and upon receipt by Buyer of evidence of the same which is satisfactory to Buyer, the remaining Shareholders' Agent shall be the sole Shareholders' Agent with all powers hereunder.

          11.9.(b)    Power of Attorney.  Each Shareholder, by his execution
     of this Agreement, hereby constitutes and appoints the Shareholders' Agents, jointly, his true and lawful attorney in fact, with full power in his name and on his behalf:

               (i) to act on such Shareholder's behalf according to the terms of this Agreement, including, without limitation, to amend this Agreement in accordance with Section 11.5 (other than any amendment affecting the Purchase Price) or terminate this Agreement in accordance with Section 10.1; to waive compliance with conditions precedent to the Shareholders' obligations set forth in
          Article VII; to consent to the assignment of rights under this Agreement in accordance with Section 11.4.(a); to give and receive notices on behalf of all the Shareholders; and to act on their behalf in connection with any matter as to which the Shareholders jointly and severally are an "Indemnified Party" or "Indemnifying Party" under Article VIII hereof; all in the absolute discretion of such Shareholders' Agents;

               (ii) in general, to do all things and to perform all acts provided for in this Agreement, including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments required in connection therewith.

   This power of attorney, and all authority hereby conferred, is granted subject to the interests of the other Shareholders and the Buyer hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Shareholder or by operation of law, whether by the death or incapacity of any Shareholder or by the occurrence of any other event. Each Shareholder agrees, jointly and severally, to hold the Shareholders' Agents free and harmless from any and all loss, damage or liability which they, or any one of them, may sustain as a result of any action taken in good faith hereunder.

     11.10. LTEC Guaranty. LTEC guarantees the collection by each party hereto of any and all amounts owed to such party by Buyer under or in connection with this Agreement.

     11.11. Waiver of Rights Under 1992 Agreement. Company and each Shareholder agree that the execution of this Agreement shall constitute a waiver of any and all rights of Company and each Shareholder under the 1992 Agreement arising out of or caused by the execution of this Agreement or the transactions contemplated by this Agreement.

     11.12. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

     11.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.14. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     IN WITNESS WHEREOF, Buyer, Company, LTEC, and each Shareholder have caused this Agreement to be signed as of the date first written above.


   SHAREHOLDERS:                CAPITAL ACQUISITION CORP.
                                   ("Buyer")
   COMMNET CELLULAR, INC.



   By: /s/ Thomas D. Flaherty   By:  /s/ Frank H. Hilsabeck
     Name:  Thomas D. Flaherty      Frank H. Hilsabeck
     Title: Vice President            President

   THE CURTIS TELEPHONE         NEBWEST CELLULAR, INC.
      COMPANY, INC.                ("Company")

   By: /s/ Rollin A. Hill       By:  /s/ Thomas D. Flaherty
     Name:  Rollin A. Hill             Name:      Thomas D. Flaherty
     Title: President                  Title:     President


   ELSIE MUTUAL TELEPHONE       LINCOLN TELECOMMUNICATIONS
      COMPANY                      COMPANY
                                   ("LTEC")



   By: /s/ John J. Faught       By: /s/ Frank H. Hilsabeck
     Name:  John J. Faught             Frank H. Hilsabeck
     Title: President                  President and Chief Executive Officer

   HEMINGFORD COOPERATIVE
      TELEPHONE COMPANY



   By: /s/ Bob C. Duncan
     Name:     Bob C. Duncan
     Title:    Manager

   HERSHEY COOPERATIVE TELEPHONE
      COMPANY



   By: /s/ Jack L. Moorhead
     Name:     Jack L. Moorhead
     Title:    President

   KEYSTONE-ARTHUR TELEPHONE
      COMPANY



   By: /s/ William B. Hill
     Name:     William B. Hill
     Title:    Vice President and
             General Manager

   PHILLIPS COUNTY TELEPHONE
      COMPANY

   By: /s/ Donald Hewitt
     Name:     Donald Hewitt
     Title:    President of the Board

   SODTOWN TELEPHONE COMPANY



   By: /s/ Wayne Urwiller              By: /s/ Mike Plautz
     Name:     Wayne Urwiller               Name: Mike Plautz
     Title:    President                    Title:     Secretary

   STANTON TELEPHONE COMPANY



   By: /s/ Bernard L. Paden
     Name:     Bernard L. Paden
     Title:    President